Exhibit 99.1

September 27, 2004	FOR IMMEDIATE RELEASE

WATERS INSTRUMENTS ACQUIRES
RUTLAND ELECTRIC FENCING COMPANY LTD.

Minneapolis - Waters Instruments, Inc. (NASDAQ:WTRS) announced today Waters’ new subsidiary Zareba Systems Europe Limited has acquired Rutland Electric Fencing Company Ltd., the largest manufacturer of electric fencing products in the United Kingdom.  Terms were not disclosed.

Rutland’s headquarters and manufacturing facilities are located in Oakham, Rutland, United Kingdom, with a warehouse in Brechin, Angus, Scotland.  Rutland has 55 employees and annual sales of approximately $9 million (£ 5 million).  The family-owned business was founded in 1973 by Les Dickinson.  Its Electric Shepherd energizers are sold to the farming and equestrian markets; the Rutland Induced Pulse security fencing system has been accepted as the perimeter defense solution for many companies in the United Kingdom and Europe.

Waters’ Zareba Systems division is North America’s largest manufacturer of electric fence systems with annual sales of $21.6 million.  The division also provides the widest power range of electric fence controllers in the United States. Its primary brand names are Zareba and Red Snap’r, as well as BullDozer, International, Hol-Dem and Blitzer.

“We think the combination of Zareba Systems and Rutland Electric Fencing is a win-win situation for both companies,” said Jerry Grabowski, president and chief executive officer of Waters Instruments.  “Rutland’s owners wanted to retire and transition the business to a company that could provide good management, grow what Mr. Dickinson started and extend Rutland’s vision of high quality electric fence products.

“We believe there are benefits to both companies, giving the Rutland product line greater exposure in the United States, and Zareba products more exposure in the United Kingdom.  One of our strategies is to increase sales in Europe.  We concluded the acquisition of this well-regarded company is an excellent growth method. Waters Instruments’ sales of $24.2 million last fiscal year, plus Rutland annual sales of $9 million, brings a combined sales amount of about $33 million.  We believe this level of revenue protection can move us closer to our goal of being a $50 million company by 2008.  We see Rutland as a strong strategic fit for Waters.”

Waters plans to develop future United Kingdom and European sales through Rutland’s continued operations.  Reductions in Rutland or Waters U.S. employees are not planned.  Mr. L. Dickinson and his wife, N. Dickinson, will continue their relationships with Rutland in consulting capacities.

Zareba Systems (www.zarebasystems.com) manufactures perimeter electric fencing and accessories for animal containment and security applications from its plant in Ellendale, Minn.  Rutland Electric Fencing Company Ltd. manufactures electric fence energizers, accessories and equipment for agriculture, equestrian and security from its plant in Oakham, Rutland. (www.rutland-electric-fencing.co.uk)

Waters Instruments, Inc. is a customer-focused, market-driven provider of value-added technology solutions from two divisions - Zareba Systems and Waters Medical Systems.  A Minnesota corporation since 1960, the company’s corporate headquarters is located in Minneapolis, with manufacturing facilities in Rochester and Ellendale, Minn.  The corporate web site is located at www.wtrs.com.

This release includes certain “forward-looking statements” as defined under Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The forward-looking statements relate to (i) increased sales in Europe, including the United Kingdom, through Rutland’s continued operations, which depend on the success of the integration of Rutland, the costs of any international regulations or other related conditions; (ii) combined revenues of $33 million or more in the future, which depends on both Waters and the new Rutland subsidiary meeting or exceeding prior year sales, the costs associated with the integration of Rutland into Waters, the success of new products and development efforts, as well as general competitive and market conditions; and (iii) the current expectation that there will be no reductions in Waters and Rutland employees, which depends on how the business needs develop as Rutland becomes more integrated in Waters, as well as on other general business factors affecting our businesses.

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Contact:

Elaine Beckstrom

763-509-7447